Exhibit 99.1

PRESS RELEASE

For:

THE MACERICH COMPANY

Press Contact:

Arthur Coppola, President and Chief Executive Officer

or

Thomas E. O’Hern, Executive Vice President and

Chief Financial Officer

(310) 394-6000

MACERICH ANNOUNCES 9% INCREASE IN FFO PER SHARE

Santa Monica, CA (11/8/05) - The Macerich Company (NYSE Symbol: MAC) today announced results of operations for the quarter and nine months ended September 30, 2005 which included funds from operations (“FFO”) per share — diluted increasing 9% to $1.04 compared to $.95 for the quarter ended September 30, 2004 and increasing to $3.03 for the nine months ended September 30, 2005 compared to $2.73 for the comparable period in 2004. Total FFO — diluted increased by 11% to $81 million for the quarter compared to $72.9 million for the quarter ended September 30, 2004 and to $234 million for the nine months ended September 30, 2005 compared to $210 million for the comparable period in 2004.  The Company’s definition of FFO is in accordance with the definition provided by the National Association of Real Estate Investment Trusts (“NAREIT”). A reconciliation of net income per common share-diluted (“EPS”) to FFO per share-diluted is included in the financial tables accompanying this press release.

Net income available to common stockholders for the quarter ended September 30, 2005 was $4.1 million or $.07 per share-diluted compared to $17.3 million or $.29 per share-diluted for the quarter ended September 30, 2004.  For the nine months ended September 30, 2005 net income available to common stockholders was $29 million or $.49 per share-diluted compared to $53 million or $.89 per share-diluted for the nine months ended September 30, 2004.  A reconciliation of net income to FFO is included in the financial highlights section of this press release.

Recent highlights:

•                  During the quarter, Macerich signed 355,000 square feet of specialty store leases at average initial rents of $37.20 per square foot.  First year rents on mall and freestanding store leases signed during the quarter were 22% higher than average expiring rents.

•                  This quarter’s FFO per diluted share increased 9% to $1.04 from $.95 for the quarter ended September 30, 2004.

•                  Total same center tenant sales, for the quarter ended September 30, 2005, were up 7.0% compared to sales levels for the quarter ended September 30, 2004.

•                  Portfolio occupancy at September 30, 2005 was 93.4% compared to 91.8% at September 30, 2004.  On a same center basis occupancy increased to 92.9% at September 30, 2005 compared to 92.4% at September 30, 2004.

•                  Same center earnings before interest, taxes, depreciation and amortization were up 3.6% compared to the quarter ended September 30, 2004.

Commenting on results, Arthur Coppola president and chief executive officer of Macerich stated, “The quarter was highlighted by another quarter of solid growth in FFO per share.  We continue to see strong fundamentals in our business with very strong occupancy levels and leasing activity combined with solid tenant sales increases that year to date have exceeded 6.5%.  Our substantial redevelopment and development pipelines continue to progress well and we expect them to fuel our FFO growth in the years to come.  An example of this is the $135 million expansion of Tysons Corner Center that was completed in late September where we will see the economic benefit starting in the fourth quarter.”

Redevelopment and Development Activity

At Washington Square in suburban Portland, the Company is completing a lifestyle oriented expansion project which consists of the addition of 76,000 square feet of shop space.  The expansion is underway with the grand opening of the expansion scheduled for November 18, 2005. New tenants include Cheesecake Factory, Pottery Barn Kids, Williams-Sonoma, Bebe, Godiva and Papyrus.  In addition, an agreement has been reached with Mervyn’s to recapture their 100,000 square foot location and recycle that square footage over the next two years.

At Fresno Fashion Fair, an 87,000 square foot lifestyle center expansion to the existing mall continues on schedule with sections opening in the fourth quarter 2005 and final completion expected in spring 2006. Illustrative new tenants in the expansion include Anthropologie, Bebe, Bebe Sport, Cheesecake Factory, Chico’s, Fleming’s Steakhouse and Lucky Brand Jeans.

Now under construction on the site of the former Crossroads Mall, Twenty Ninth Street will be an outdoor retail development on 62 acres in the heart of Boulder.  Five new merchants were recently named for Twenty Ninth Street, including Puma, J.Jill, Ann Taylor Loft, Acorn and Francesca’s Collection joining anchors Macy’s department store, Wild Oats, Home Depot, and Century Theatres and an array of specialty stores and restaurants. Twenty Ninth Street is scheduled to open in fall 2006.

The 364,000 square foot expansion of the recently acquired Tysons Corner Center opened on September 29, 2005.  The expansion is currently 97% leased.  Included in the expansion is a 105,000 square foot, state of the art, 16-screen AMC theatre complex, five exclusive restaurants including Coastal Flats, Brio Tuscan Grille, Pauli Moto’s Asian Bistro, Gordon Biersch, and T.G.I. Friday’s.  In addition, the expansion features a two-level, 33,700 square foot Barnes & Noble and a 10-unit 800 seat food court. Notable tenants include Z Gallerie, West Elm, H by Tommy Hilfiger, Banana Republic Petites, Esprit, Sony Style, The North Face, Urban Outfitters, Guess, Mexx, Lucky Brand Jeans, Free People and Oakley.  Also at Tysons Corner Center, the entitlement process is underway to further expand the project with the addition of approximately 3 million square feet of office, residential and mixed use high-rise development.

Construction will begin in the first quarter of 2006 on the SanTan Village regional shopping center in Gilbert, Arizona.  The center is an outdoor open air streetscape project planned to contain in excess of 1.5 million square feet on 120 acres.  The center will be anchored by Dillard’s, Harkins Theatres and will contain a lifestyle shopping district featuring retail, office, residential and restaurants.  It is also anticipated that an additional department store will also anchor this center.  The project is scheduled to open in phases starting in fall 2007 with all phases completed by 2008.

Plans for Estrella Falls, a major regional shopping center and mixed use project, have been accelerated.  The project is located on approximately 300 acres in Goodyear, Arizona.  The Company will develop the regional mall, which will consist of approximately 1.2 million square feet, and will co-develop associated commercial uses surrounding the shopping center.  The first phase of this project is anticipated to open in 2008 with completion of the mall in 2009.

Financing Activity

The Company has refinanced the mortgage on Flagstaff Mall.  The former mortgage of $13 million with interest at 7.8% was replaced with a $37 million 10-year fixed rate loan bearing interest at 4.97%.

The $72 million loan secured by Greece Ridge Mall in Rochester, New York is being refinanced with a drop in the interest rate from LIBOR plus 2.625% down to LIBOR plus .65%, nearly a 198 basis point reduction.  The transaction is expected to close in November.

The $30.6 million mortgage on Camelback Colonnade was refinanced with a $41.5 million 5-year loan bearing interest at LIBOR plus .69%.

A $56 million loan was placed on Scottsdale 101 and the proceeds were used to pay off the $40 million construction loan.  The new loan reduced the interest rate by 75 basis points to LIBOR plus 1.25%.

Earnings Guidance

Management is tightening its previously issued guidance range for 2005 FFO per share and modifying its guidance for EPS.

 Guidance for 2005 and reconciliation of EPS to FFO per share and to EBITDA per share:

Range per share:
Fully Diluted EPS	$.87 - $.93
Plus: Real Estate Depreciation and Amortization	$3.59 - $3.59
Less: other items including gain on asset sales	($.12 ) - ($.12)
Fully Diluted FFO per share	$4.34 - $4.40

Plus: Interest Expense per share	$4.48 - $4.48
Plus: effect of preferred stock dividends	$.37 - $.37
Plus: Non real estate depreciation, income taxes
and ground rent expense per share	$.29 - $.29
EBITDA per share	$9.48 - $9.54

The guidance is based on a large number of assumptions and management’s current view of the current market conditions in the regional mall business.  Due to the uncertainty in the timing and economics of acquisitions and dispositions, the guidance ranges do not include any potential property acquisitions or dispositions other than those that have closed or are under contract as of November 8, 2005.  The Company is not able to assess at this time the potential impact of such exclusions on future EPS and FFO.  FFO does not include gains or losses on sales of depreciated operating assets.

The Macerich Company is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States.  The Company is the sole general partner and owns an 82% ownership interest in The Macerich Partnership, L.P.  Macerich now owns approximately 79 million square feet of gross leaseable area consisting primarily of interests in 75 regional malls.  Additional information about The Macerich Company can be obtained from the Company’s web site at www.macerich.com.

Investor Conference Call

The Company will provide an online Web simulcast and rebroadcast of its quarterly earnings conference call.  The call will be available on The Macerich Company’s website at www.macerich.com and through CCBN at www.earnings.com.  The call begins today, November 8, 2005 at 10:30 AM Pacific Time. To listen to the call, please go to any of these web sites at least 15 minutes prior to the call in order to register and download audio software if needed. An online replay at www.macerich.com will be available for one year after the call.

Note:  This release contains statements that constitute forward-looking statements. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected.  Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates and terms, interest rate fluctuations, availability and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities which could adversely affect all of the above factors.  The reader is directed to the Company’s various filings with the Securities and Exchange Commission, for a discussion of such risks and uncertainties.

(See attached tables)

##

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Results before SFAS 144 (e)		Impact of SFAS 144 (e)		Results after SFAS 144 (e)
	For the Three Months Ended September 30,		For the Three Months Ended September 30,		For the Three Months Ended September 30,
	Unaudited				Unaudited
Results of Operations:	2005	2004	2005	2004	2005	2004
Minimum Rents	$123,938	$84,028	$(1,686)	$(2,630)	$122,252	$81,398
Percentage Rents	5,291	3,338	(6)	(114)	5,285	3,224
Tenant Recoveries	66,445	37,194	(916)	(1,245)	65,529	35,949
Management Companies (c)	6,921	5,642	—	—	6,921	5,642
Other Income	5,505	3,858	(69)	(64)	5,436	3,794
Total Revenues	208,100	134,060	(2,677)	(4,053)	205,423	130,007

Shopping center and operating expenses	70,734	37,907	(1,196)	(1,990)	69,538	35,917
Management Companies’ operating expenses (c)	11,748	7,130	—	—	11,748	7,130
Depreciation and amortization	57,941	35,644	(759)	(973)	57,182	34,671
General, administrative and other expenses	3,420	2,788	—	—	3,420	2,788
Interest expense	71,354	37,507	—	(67)	71,354	37,440
Loss on early extinguishment of debt	—	1,237	—	—	—	1,237
Gain (loss) on sale or writedown of assets	10	(101)	—	(11)	10	(112)
Pro rata income (loss) of unconsolidated entities (c)	18,831	12,090	—	—	18,831	12,090
Income (loss) of the Operating Partnership from continuing operations	11,744	23,836	(722)	(1,034)	11,022	22,802

Discontinued Operations:
Gain (loss) on sale of asset	—	—	—	11	—	11
Income from discontinued operations	—	—	722	1,023	722	1,023
Income before minority interests	11,744	23,836	—	—	11,744	23,836
Income allocated to minority interests	1,406	4,180	—	—	1,406	4,180
Net income before preferred dividends	10,338	19,656	—	—	10,338	19,656
Preferred dividends (a)	6,274	2,358	—	—	6,274	2,358
Net income to common stockholders	$4,064	$17,298	$0	$0	$4,064	$17,298

Average number of shares outstanding - basic	59,247	58,673			59,247	58,673
Average shares outstanding, assuming full conversion of OP Units (d)	73,660	73,209			73,660	73,209
Average shares outstanding - diluted for FFO (d)	77,633	76,837			77,633	76,837

Per share income- diluted before discontinued operations -	—	—			$0.06	$0.28
Net income per share-basic	$0.07	$0.29			$0.07	$0.29
Net income per share- diluted	$0.07	$0.29			$0.07	$0.29
Dividend declared per share	$0.65	$0.61			$0.65	$0.61
Funds from operations “FFO” (b) (d)- basic	78,264	70,529			78,264	70,529
Funds from operations “FFO” (a) (b) (d) - diluted	81,090	72,887			81,090	72,887
FFO per share- basic (b) (d)	$1.07	$0.97			$1.07	$0.97
FFO per share- diluted (a) (b) (d)	$1.04	$0.95			$1.04	$0.95
percentage change					9.95%

	Results before SFAS 144 (e)		Impact of SFAS 144 (e)		Results after SFAS 144 (e)
	For the Nine Months Ended September 30,		For the Nine Months Ended September 30,		For the Nine Months Ended September 30,
	Unaudited				Unaudited
Results of Operations:	2005	2004	2005	2004	2005	2004
Minimum Rents	$335,391	$240,101	$(5,173)	$(8,150)	$330,218	$231,951
Percentage Rents	11,164	8,165	(50)	(233)	11,114	7,932
Tenant Recoveries	169,811	120,035	(2,793)	(3,894)	167,018	116,141
Management Companies (c)	18,362	15,656	—	—	18,362	15,656
Other Income	16,684	12,767	(214)	(361)	16,470	12,406
Total Revenues	551,412	396,724	(8,230)	(12,638)	543,182	384,086

Shopping center and operating expenses	179,640	119,150	(3,585)	(4,907)	176,055	114,243
Management Companies’ operating expenses (c)	35,086	26,280	—	—	35,086	26,280
Depreciation and amortization	149,767	105,256	(2,172)	(3,410)	147,595	101,846
General, administrative and other expenses	9,937	8,084	—	—	9,937	8,084
Interest expense	175,636	105,595	(7)	(115)	175,629	105,480
Loss on early extinguishment of debt	—	1,642	—	—	—	1,642
Gain (loss) on sale or writedown of assets	1,474	994	(297)	(313)	1,177	681
Pro rata income (loss) of unconsolidated entities (c)	46,416	40,250	—	—	46,416	40,250
Income (loss) of the Operating Partnership from continuing operations	49,236	71,961	(2,763)	(4,519)	46,473	67,442

Discontinued Operations:
Gain (loss) on sale of asset	—	—	297	313	297	313
Income from discontinued operations	—	—	2,466	4,206	2,466	4,206
Income before minority interests	49,236	71,961	—	—	49,236	71,961
Income allocated to minority interests	7,085	12,650	—	—	7,085	12,650
Net income before preferred dividends	42,151	59,311	—	—	42,151	59,311
Preferred dividends (a)	13,197	6,783	—	—	13,197	6,783
Net income to common stockholders	$28,954	$52,528	$0	$0	$28,954	$52,528

Average number of shares outstanding - basic	59,073	58,479			59,073	58,479
Average shares outstanding, assuming full conversion of OP Units (d)	73,522	73,053			73,522	73,053
Average shares outstanding - diluted for FFO (d)	77,349	76,681			77,349	76,681

Per share income- diluted before discontinued operations -	—	—			$0.45	$0.83
Net income per share-basic	$0.49	$0.90			$0.49	$0.90
Net income per share- diluted	$0.49	$0.89			$0.49	$0.89
Dividend declared per share	$1.95	$1.83			$1.95	$1.83
Funds from operations “FFO” (b) (d)- basic	226,569	202,835			226,569	202,835
Funds from operations “FFO” (a) (b) (d) - diluted	$234,110	$209,618			234,110	209,618
FFO per share- basic (b) (d)	$3.10	$2.79			$3.10	$2.79
FFO per share- diluted (a) (b) (d)	$3.03	$2.73			$3.03	$2.73
percentage change					10.87%

(a)	On February 25, 1998, the Company sold $100,000 of convertible preferred stock representing 3.627 million shares.

The convertible preferred shares can be converted on a 1 for 1 basis for common stock. These preferred shares are not assumed converted for purposes of net income per share for 2005 and 2004 as they would be antidilutive to those calculations.

The weighted average preferred shares outstanding are assumed converted for purposes of FFO per diluted share as they are dilutive to that calculation for all periods presented.

(b)

The Company uses FFO in addition to net income to report its operating and financial results and considers FFO and FFO-diluted as supplemental measures for the real estate industry and a supplement to Generally Accepted Accounting Principles (GAAP) measures. NAREIT defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from extraordinary items and sales of depreciated operating properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. FFO and FFO on a fully diluted basis are useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. FFO on a fully diluted basis is one of the measures investors find most useful in measuring the dilutive impact of outstanding convertible securities. FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income as defined by GAAP and is not indicative of cash available to fund all cash flow needs. FFO as presented may not be comparable to similarly titled measures reported by other real estate investment trusts.

Effective January 1, 2003, gains or losses on sale of peripheral land and the impact of SFAS 141 have been included in FFO. The inclusion of gains on sales of peripheral land increased FFO for the three and nine months ended September 30, 2005 and 2004 by $1.3 million, $3.2 million, $0.5 million and $3.0 million, respectively, or by $.02 per share, $.04 per share, $.01 per share and $.04 per share, respectively. Additionally, SFAS 141 increased FFO for the three and nine months ended September 30, 2005 and 2004 by $4.8 million, $10.9 million, $4.2 million and $7.9 million, respectively or by $.06 per share, $.14 per share, $.05 per share and $.10 per share, respectively.

(c)

This includes, using the equity method of accounting, the Company’s prorata share of the equity in income or loss of its unconsolidated joint ventures for all periods presented. Certain reclassifications have been made in the 2004 financial highlights to conform to the 2005 financial highlights presentation.

(d)

The Macerich Partnership, LP has operating partnership units (“OP units”). Each OP unit can be converted into a share of Company stock. Conversion of the OP units not owned by the Company has been assumed for purposes of calculating the FFO per share and the weighted average number of shares outstanding.

(e)

In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company adopted SFAS 144 on January 1, 2002. On December 17, 2004, the Company sold Westbar and the results for the three and nine months ended September 30, 2004 have been reclassified to discontinued operations. The sale of Westbar resulted in a gain on sale of $6.8 million. On January 5, 2005, the Company sold Arizona Lifestyle Galleries and the results for the three and nine months ended September 30, 2004 have been reclassified to discontinued operations. The sale of this property resulted in a gain on sale of $0.3 million. Additionally, the results of Crossroads Mall in Oklahoma for the three and nine months ended September 30, 2005 and 2004 have been reclassified to discontinued operations as the Company has identified this asset for disposition.

	September 30,	December 31,
	2005	2004
	(UNAUDITED)

Summarized Balance Sheet Information
Cash and cash equivalents	$68,217	$72,114
Investment in real estate, net (h)	$5,409,852	$3,574,553
Investments in unconsolidated entities (i)	$1,072,034	$618,523
Total Assets	$7,063,037	$4,637,096
Mortgage and notes payable	$5,292,345	$3,230,120
Pro rata share of debt on unconsolidated entities	$1,411,770	$1,147,268

	September 30,	September 30,
	2005	2004

Additional financial data as of:

Occupancy of centers (f)	93.40%	91.80%

Comparable quarter change in same center sales (f) (g)	7.00%	5.50%

Additional financial data for the nine months ended:
Acquisitions of property and equipment - including joint ventures prorata	$2,476,820	$197,313
Redevelopment and expansions of centers- including joint ventures prorata	$114,648	$118,545
Renovations of centers- including joint ventures at prorata	$44,916	$22,847
Tenant allowances- including joint ventures at prorata	$22,074	$11,437
Deferred leasing costs- including joint ventures at prorata	$19,939	$13,825

(f)  excludes redevelopment properties-  29th Street Center, Parklane Mall, Santa Monica Place

(g)  includes mall and freestanding stores.

(h)  includes construction in process on wholly owned assets of $146,054 at September 30, 2005 and $88,228 at December 31, 2004.

(i)  includes the Company’s prorata share of construction in process on unconsolidated entities of $97,020 at September 30, 2005 and $32,047 at December 31, 2004.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	(UNAUDITED)		(UNAUDITED)
PRORATA SHARE OF JOINT VENTURES	(All amounts in thousands)		(All amounts in thousands)
(Unaudited)	2005	2004	2005	2004
Revenues:
Minimum rents	$54,310	$45,794	$150,130	$128,786
Percentage rents	2,391	1,725	5,942	4,454
Tenant recoveries	23,909	19,544	65,846	55,999
Other	2,910	1,496	8,665	4,772
Total revenues	83,520	68,559	230,583	194,011

Expenses:
Shopping center expenses	28,685	23,046	76,650	67,257
Interest expense	16,823	17,906	54,128	47,936
Depreciation and amortization	20,495	15,854	55,243	40,988
Total operating expenses	66,003	56,806	186,021	156,181
Gain on sale or writedown of assets	1,321	498	1,861	2,581
Loss on early extinguishment of debt	(7)	(161)	(7)	(161)

Net income	18,831	12,090	46,416	40,250

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	(UNAUDITED)		(UNAUDITED)
	(All amounts in thousands)		(All amounts in thousands)
	2005	2004	2005	2004
RECONCILIATION OF NET INCOME TO FFO(b)(e)
Net income - available to common stockholders	$4,064	$17,298	$28,954	$52,528

Adjustments to reconcile net income to FFO- basic Minority interest	1,406	4,180	7,085	12,650
(Gain) loss on sale of wholly owned assets	(10)	101	(1,474)	(994)
plus gain on land sales- consolidated assets	—	5	1,307	339
(Gain) loss on sale or write-down of assets from unconsolidated entities (pro rata share)	(1,321)	(498)	(1,861)	(2,581)
plus gain on land sales- unconsolidated assets	1,323	533	1,867	2,616
Depreciation and amortization on consolidated assets	57,941	35,644	149,767	105,256
Less depreciation and amortization allocable to minority interests	(1,787)	—	(3,612)	—
Depreciation and amortization on joint ventures (pro rata)	20,495	15,854	55,243	40,988
Less: depreciation on personal property and amortization of loan costs and interest rate caps	(3,847)	(2,588)	(10,707)	(7,967)

Total FFO - basic	78,264	70,529	226,569	202,835

Additional adjustment to arrive at FFO -diluted
Preferred stock dividends earned	2,503	2,358	7,218	6,783
Non-Participating Preferred units - dividends	323	n/a	323	n/a
Participating Preferred units - dividends	n/a - antidilutive		n/a - antidilutive
FFO - diluted	81,090	72,887	234,110	209,618

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	(UNAUDITED)		(UNAUDITED)
	(All amounts in thousands)		(All amounts in thousands)
	2005	2004	2005	2004
Reconciliation of EPS to FFO per diluted share:
Earnings per share	$0.07	$0.29	$0.49	$0.89
Per share impact of depreciation and amortization real estate	$0.99	$0.67	$2.60	$1.90
Per share impact of gain on sale of depreciated assets	$0.00	$0.00	$0.00	$(0.01)
Per share impact of preferred stock not dilutive to EPS	$(0.02)	$(0.01)	$(0.06)	$(0.05)
Fully Diluted FFO per share	$1.04	$0.95	$3.03	$2.73

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	(UNAUDITED)		(UNAUDITED)
	(All amounts in thousands)		(All amounts in thousands)
	2005	2004	2005	2004

THE MACERICH COMPANY RECONCILIATION OF NET INCOME TO EBITDA

Net income - available to common stockholders	$4,064	$17,298	$28,954	$52,528

Interest expense	71,354	37,507	175,636	105,595
Interest expense - unconsolidated entities (pro rata)	16,823	17,906	54,128	47,936
Depreciation and amortization - wholly-owned centers	57,941	35,644	149,767	105,256
Depreciation and amortization - unconsolidated entities (pro rata)	20,495	15,854	55,243	40,988
Minority interest	1,406	4,180	7,085	12,650
Less: Interest expense and depreciation and amortization allocable to minority interests on consolidated assets	(2,243)	—	(4,400)	—
Loss on early extinguishment of debt	—	1,237	—	1,642
Loss on early extinguishment of debt - unconsolidated entities (pro rata)	7	161	7	161
Loss (gain) on sale of assets - wholly-owned centers	(10)	101	(1,474)	(994)
Loss (gain) on sale of assets - unconsolidated entities (pro rata)	(1,321)	(498)	(1,861)	(2,581)
Preferred dividends	6,274	2,358	13,197	6,783

EBITDA(j)	$174,790	$131,748	$476,282	$369,964

THE MACERICH COMPANY

RECONCILIATION OF EBITDA TO SAME CENTERS - NET OPERATING INCOME (“NOI”)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	(UNAUDITED)		(UNAUDITED)
	(All amounts in thousands)		(All amounts in thousands)
	2005	2004	2005	2004

EBITDA (j)	$174,790	$131,748	$476,282	$369,964

Add: REIT general and administrative expenses	3,420	2,788	9,937	8,084
Management Companies’ revenues (c)	(6,921)	(5,642)	(18,362)	(15,656)
Management Companies’ operating expenses (c)	11,748	7,130	35,086	26,280
EBITDA of non-comparable centers	(64,363)	(21,431)	(153,487)	(49,446)

SAME CENTERS - Net operating income (“NOI”) (k)	$118,674	$114,593	$349,456	$339,226

(j) EBITDA represents earnings before interest, income taxes, depreciation, amortization, minority interest, extraordinary items, gain (loss) on sale of assets and preferred dividends and includes joint ventures at their pro rata share. Management considers EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of the Company to incur and service debt and make capital expenditures. EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity.

EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.

(k) The Company presents same-center NOI because the Company believes it is useful for investors to evaluate the operating performance of comparable centers. Same-center NOI is calculated using total EBITDA and subtracting out EBITDA from non-comparable centers and eliminating the management companies and the Company’s general and administrative expenses.